UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549 SCHEDULE 14A SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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Avon Products, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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AVON PRODUCTS, INC.

SUPPLEMENT TO PROXY STATEMENT

for the

ANNUAL MEETING OF SHAREHOLDERS

to be held on

MAY 3, 2012

To the Holders of Common Stock of Avon Products, Inc.

The Proxy Statement of Avon Products, Inc. (the "Company" or "us"), dated April 3, 2012 relating to the Company's 2012 Annual Meeting of Shareholders to be held on May 3, 2012, which we first made available to shareholders beginning on April 3, 2012, inadvertently contained an error in the number of shares of the Company's common stock outstanding on the record date of March 16, 2012.

The number of shares of common stock outstanding on March 16, 2012 is approximately 430,901,514.  As a result of a transposition in the number of outstanding shares reported to us by our transfer agent, we reported the number of shares in the proxy statement as 403,901,514 instead of the correct number of 430,901,514.

The paragraph entitled "Who is entitled to vote?" on page 1 of the Proxy Statement is corrected as follows:

"Who is entitled to vote?

Shareholders as of the close of business on March 16, 2012, the record date, are entitled to vote.  There were approximately 430,901,514 shares of common stock outstanding on March 16, 2012.  Shareholders are entitled to cast one vote per share in all matters."

Except as amended by the Supplement, all information set forth in the Proxy Statement remains unchanged.  Please also note that this Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

Dated:  April 11, 2012